EXHIBIT 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF ANGIODYNAMICS

On May 22, 2012 (the “Closing Date”), AngioDynamics, Inc. (“AngioDynamics”) completed the acquisition of privately-held Navilyst Medical, Inc. (“Navilyst”). The following unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with historical consolidated financial statements and related notes of AngioDynamics, which are incorporated by reference, and Navilyst, which are included in the proxy statement filed by AngioDynamics with the Securities and Exchange Commission on April 2, 2012.

The unaudited pro forma condensed combined balance sheet as of February 29, 2012 and the unaudited pro forma condensed combined statement of income for the nine months ended February 29, 2012 and the year ended May 31, 2011 are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheets of AngioDynamics as of February 29, 2012 and Navilyst as of December 31, 2011 and gives effect to the acquisition as if it had been completed on February 29, 2012. The unaudited pro forma condensed combined statements of income combine the historical results of AngioDynamics for the nine months ended February 29, 2012 and the year ended May 31, 2011 and Navilyst for the nine months ended December 31, 2011 and for the twelve month period ended June 30, 2011 and gives effect to the acquisition as if it occurred on June 1, 2010.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the acquisition occurred as of the dates indicated or what financial position or results would be for any future periods. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of AngioDynamics and Navilyst, and should be read in conjunction with (1) the accompanying notes to the unaudited pro forma condensed combined financial statements, (2) the unaudited condensed consolidated financial statements for the nine months ended February 29, 2012 and notes thereto of AngioDynamics included in AngioDynamics’ Quarterly report on Form 10-Q, (3) the audited consolidated financial statements for the fiscal year ended May 31, 2011 and notes thereto included in AngioDynamics’ Annual Report on Form 10-K, and (4) the audited consolidated financial statements and notes thereto for the year ended December 31, 2011 of Navilyst beginning on page F-1 of the proxy statement filed April 2, 2012.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with AngioDynamics treated as the acquiring entity. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the acquisition. In the unaudited pro forma condensed combined balance sheet, AngioDynamics’ cost to acquire Navilyst has been allocated to the assets acquired and liabilities assumed based upon the respective fair values as of the date of the acquisition. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired is recorded as goodwill. The amounts allocated to the acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on certain valuations and other studies that were performed by

AngioDynamics with the services of outside valuation specialists after the closing of the acquisition.

The unaudited pro forma condensed combined statements of income also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets.

The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition or any related restructuring costs. Cost savings, if achieved, could result from material sourcing and elimination of redundant costs including headcount and facilities.

The unaudited pro forma condensed combined financial statements do not reflect certain amounts resulting from the acquisition because we consider them to be of a non-recurring nature. Such amounts will be comprised of charges for the sale of inventories revalued at the date of acquisition as well as restructuring and other exit and non-recurring costs related to the integration of the AngioDynamics and Navilyst businesses. AngioDynamics and Navilyst have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the status of the integration plans and the related acquisition-related costs are too uncertain to include in the pro forma financial information.

Based on AngioDynamics’ review of Navilyst’s summary of significant accounting policies disclosed in Navilyst’s financial statements, the nature and amount of any adjustments to the historical financial statements of Navilyst to conform their accounting policies to those of AngioDynamics are not expected to be significant.

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 3 — Pro Forma Adjustments.

ANGIODYNAMICS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF FEBRUARY 29, 2012
(In thousands, except share and per share amounts)

	Angio- Dynamics	Navilyst	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$34,047	$17,070	$(8,845)	J
			1,851	N	$44,123
Marketable securities, at fair value	108,980	-	(96,147)	A	12,833
Total cash, cash equivalents and marketable securities	143,027	17,070	(103,141)		56,956
Accounts receivable, net	26,723	21,138	-		47,861
Inventories	28,158	21,392	3,541	D	53,091
Deferred income taxes	3,788	-			3,788
Prepaid expenses and other	9,353	1,461	-		10,814
Total current assets	211,049	61,061	(99,600)		172,510
PROPERTY, PLANT AND EQUIPMENT-AT COST, net	23,148	32,036	(468)	L	54,716
OTHER ASSETS	3,467	7,254	(6,512)	I
			2,500	J	6,709
INTANGIBLE ASSETS, net	41,530	96,246	(96,246)	B
			107,100	C	148,630
GOODWILL	161,951	219,121	(219,121)	B
			126,758	M	288,709
DEFERRED INCOME TAXES, long term	5,164	-	45,990	E	51,154
PREPAID ROYALTIES	298	-	-		298
TOTAL ASSETS	$446,607	$415,718	$(139,600)		$722,725

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$16,535	$7,722	$-		$24,257
Accrued liabilities	12,364	10,244	(3,811)	I
			6,500	K	25,297
Current portion of long-term debt	295	4,801	(4,801)	I
			7,205	J	7,500
Total current liabilities	29,194	22,767	5,093		57,054
LONG-TERM DEBT, net of current portion	6,050	200,699	(200,699)	I
			136,450	J	142,500
DEFERRED INCOME TAXES, long term		19,739	(19,739)	E	-
MANDATORY REDEEMABLE PREFERRED STOCK, net	-	21,677	(21,677)	I	-
OTHER		382			382
Total liabilities	35,244	265,264	(100,572)		199,936
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock	-	-	-		-
Common stock	252	-	95	G	347
Additional paid-in capital	375,363	225,485	(225,485)	F
			117,832	G	493,195
Retained earnings (accumulated deficit)	37,203	(75,031)	75,031	F
			(6,500)	K	30,703
Accumulated other comprehensive loss	(1,455)	-	-		(1,455)
Total stockholders' equity	411,363	150,454	(39,028)		522,789
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$446,607	$415,718	$(139,600)		$722,725

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 3 – Pro Forma Adjustments.

ANGIODYNAMICS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED FEBRUARY 29, 2012

(In thousands, except share and per share amounts)

	Angio- Dynamics	Navilyst	Pro Forma Adjustments		Pro Forma Combined
Net sales	$164,097	$110,289	$-		$274,386
Cost of sales	69,307	64,527	-		133,834
Gross profit	94,790	45,762	-		140,552
Operating expenses
Research and development	15,289	8,106	-		23,395
Sales and marketing	47,958	13,266	-		61,224
General and administrative	13,371	8,106	-		21,477
Amortization of intangibles	6,914	6,924	(6,924)	B
			6,225	C	13,139
Other non recurring items	7,372	3,472	-		10,844
Total operating expenses	90,904	39,874	(699)		130,079
Operating income	3,886	5,888	699		10,473
Other (expenses) income
Interest income	800	-	(361)	A	439
Interest expense	(329)	(14,507)	14,507	I
			(3,197)	J
			(375)	J	(3,901)
Other expense	(1,565)	(401)	-		(1,966)
Total other (expenses) income, net	(1,094)	(14,908)	10,575		(5,427)
Income (loss) before income tax provision	2,792	(9,020)	11,274		5,046
Income tax provision	858	4,070	(3,281)	H	1,647
Net income (loss)	$1,934	$(13,090)	$14,555		$3,399
Earnings per share
Basic	$0.08	$-	$-		$0.10
Diluted	$0.08	$-	$-		$0.10

Basic weighted average shares outstanding	25,114	-	9,480	G	34,594
Diluted weighted average shares outstanding	25,289	-	9,480	G	34,769

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 3 – Pro Forma Adjustments.

ANGIODYNAMICS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED MAY 31, 2011

(In thousands, except share and per share amounts)

	Angio- Dynamics	Navilyst	Pro Forma Adjustments		Pro Forma Combined
Net sales	$215,750	$153,631	$-		$369,381
Cost of sales	90,047	88,359	-		178,406
Gross profit	125,703	65,272	-		190,975
Operating expenses
Research and development	21,373	10,523	-		31,896
Sales and marketing	58,123	17,462	-		75,585
General and administrative	17,828	10,853	-		28,681
Amortization of intangibles	9,234	9,227	(9,227)	B
			8,300	C	17,534
Other non recurring items	7,182	5,772	-		12,954
Total operating expenses	113,740	53,837	(927)		166,650
Operating income	11,963	11,435	927		24,325
Other (expenses) income
Interest income	737	-	(481)	A	256
Interest expense	(499)	(19,278)	19,278	I
			(4,701)	J
			(500)	J	(5,700)
Other expense	(1,503)	31	-		(1,472)
Total other (expenses) income, net	(1,265)	(19,247)	13,596		(6,916)
Income (loss) before income tax provision	10,698	(7,812)	14,523		17,409
Income tax provision	2,581	5,581	(3,232)	H	4,930
Net income (loss)	$8,117	$(13,393)	$17,755		$12,479
Earnings per share
Basic	$0.33	$-	$-		$0.36
Diluted	$0.32	$-	$-		$0.36

Basic weighted average shares outstanding	24,870	-	9,480	G	34,350
Diluted weighted average shares outstanding	25,133	-	9,480	G	34,613

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 3 – Pro Forma Adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

On May 22, 2012 (the “Closing Date”), AngioDynamics, Inc. (“AngioDynamics”) completed the acquisition of privately-held Navilyst Medical, Inc. (“Navilyst”). The accompanying unaudited pro forma condensed financial statements were prepared in accordance with Article 11 of SEC regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of AngioDynamics as of February 29, 2012 and Navilyst as of December 31, 2011. The unaudited pro forma condensed combined statements of income were prepared using the historical statements of income of AngioDynamics for the nine months ended February 29, 2012 and for the year ended May 31, 2011 and of Navilyst for the nine months ended December 31, 2011 and for the year ended June 30, 2011.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with AngioDynamics treated as the acquiring entity. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the acquisition. In the unaudited pro forma condensed combined balance sheet, AngioDynamics’ cost to acquire Navilyst has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the acquisition. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to the acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on certain valuations and other studies that were performed by AngioDynamics with the services of outside valuation specialists after the closing of the acquisition.

The unaudited pro forma condensed combined statements of income also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets.

The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition or any related restructuring costs. Cost savings, if achieved, could result from material sourcing and elimination of redundant costs including headcount and facilities.

The unaudited pro forma condensed combined financial statements do not reflect certain amounts resulting from the acquisition because we consider them to be of a non-recurring nature. Such amounts will be comprised of charges for the sale of inventories revalued at the date of acquisition as well as restructuring and other exit and non-recurring costs related to the integration of the AngioDynamics and Navilyst businesses. AngioDynamics and Navilyst have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the status of the integration plans and the related acquisition-related costs are too uncertain to include in the pro forma financial information.

Certain amounts in Navilyst’s historical balance sheet and income statements have been reclassified to conform to AngioDynamics presentation.

Note 2 — Purchase Price

The purchase price as of the Closing Date was calculated as follows:

	(In 000's
	except share
	and per share info)
Shares Issued	9,479,607
Multiplied by closing date share price	$12.44	(1)
Value of shares	$117,926
Cash ($375,000 less $137,454), as per SPA	246,147	(2)
Cash, working capital adjustment	(1,851)	(3)
Purchase price	$362,222

1.	Represents the closing price of AngioDynamics’ Common Stock on May 21, 2012.

2.
AngioDynamics funded the acquisition with $150 million of borrowing under a new credit facility and the remaining balance was paid from AngioDynamics’ cash, cash equivalents and marketable securities on its balance sheet.

3.	Represents the working capital adjustment at the Closing based on the assumed current assets less current liabilities, as defined in the Stock Purchase Agreement.

The following is a summary of the allocation of the above purchase price as reflected in the unaudited pro forma condensed combined balance sheet as of February 29, 2012 (in 000’s):

Purchase Price Allocation

Cash and cash equivalents	$17,070
Accounts receivable	21,138
Inventories	24,933
Prepaid expenses and other current assets	1,461
Property, plant and equipment	31,568
Intangibles	107,100
Other long-term assets	742
Deferred tax, net	45,990
Other liabilities	(14,537)
Estimated fair value of net assets and liabilities to be acquired	235,465
Preliminary allocation to goodwill	126,758
Purchase price	$362,222

See Note 3 for a discussion of the methods used to determine the fair value of Navilyst’s identifiable assets.

Note 3 — Pro Forma Adjustments

The following represents an explanation of the various pro forma adjustments to the unaudited condensed pro forma combined balance sheet and income statements:

A.
Reflects the payment of the purchase price of approximately $362.2 million, of which approximately $244.3 million was paid in cash and the balance through the issuance of 9,479,607 shares of common stock. For the cash portion, AngioDynamics borrowed $150 million under a new credit facility and the remaining balance was paid from existing cash, cash equivalents and marketable securities on its balance sheet. The related estimated decrease in interest income earned from utilizing the AngioDynamics cash is reflected in the pro forma statement of income.

B.	To eliminate Navilyst’s existing goodwill, intangible assets and amortization of intangible assets.

C.
Represents adjustments to record the fair value of intangibles of approximately $107.1 million. The intangibles primarily consist of customer relationships of $49.4 million, trade names and technologies aggregating $42.6 million and in process research and development of $15.1 million. The intangibles will be amortized on a straight-line basis over estimated useful lives generally ranging from 1 to 15 years, subject to completion of the purchase price allocation.

D.
To adjust Navilyst’s inventory to estimated fair market value. Fair market value for raw materials was based on replacement cost and for finished goods and work-in-process is based on estimated selling price, less the costs to complete and dispose of the inventory while allowing for a reasonable economic profit allowance on the disposition. The costs of sales impact of the write-up of inventory to fair value has been excluded from the pro forma condensed combined statement of income as it is a non-recurring item as inventory turns on average four times per year.

E.
Reflects estimated adjustments to net deferred taxes arising from the merger. AngioDynamics assumed a U.S. federal statutory rate of 35% when estimating the tax impacts of the merger, including deferred taxes for net operating losses, intangibles and goodwill. This adjustment also reflects the reversal of Navilyst’s valuation allowance, which includes amounts for net operating losses and tax credits that AngioDynamics believes will be utilized based on currently available information. However, these losses and credits are subject to complex calculations and limitations and therefore the amounts actually recognized could change and such change could be material. The effective tax rate of the combined company could be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-merger activities.

F.	Eliminates the historical equity accounts of Navilyst.

G.	To record the issuance of AngioDynamics’ stock issued for the acquisition of Navilyst.

H.
For purposes of determining the estimated income tax expense for adjustments reflected in the unaudited pro forma condensed combined statement of income, a U.S. federal statutory rate of 35.0% has been used. The effective tax rate of the combined company could be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-merger activities.

I.	To eliminate Navilyst debt, mandatory redeemable preferred stock, related accrued interest, deferred financings costs and interest expense.

J.
To record repayment of existing AngioDynamics debt and issuance of new term loan facility, related deferred financing costs, amortization of deferred financing costs and estimated increase in interest expense. In connection with the acquisition, AngioDynamics has entered into a $150 million, 5-year term loan facility with the lenders. The borrowings under the new credit facility were used to finance the acquisition. Interest on the term loan is based on base rate or Eurodollar rate plus an applicable margin which increases as AngioDynamics’ total leverage ratio increases. In June 2012, AngioDynamics entered into a SWAP arrangement and hedged $100 million of the credit facility at a fixed rate of 3.26%.  The pro forma interest expense assumes an interest rate of 3.4% based on current prevailing rates. A 0.125% increase or decrease to the interest rates used would increase or decrease pro forma interest expense by $62,500. The deferred financing costs are amortized over the term of the loan (5 years).

K.
To record AngioDynamics estimated transaction related expenses that have not been paid. These costs are not included in the unaudited pro forma condensed combined statement of income because they are non-recurring. The adjustment does not include severance costs related to the termination of employees on or around the Closing Date or restructuring or other costs that may result from the acquisition.

L.
Represents the adjustment in basis of Navilyst’s property, plant and equipment from its recorded net book value to its preliminary estimated fair value. We expect to depreciate the estimated fair value of the property, plant and equipment, of approximately $31.6 million on a straight-line basis over estimated useful lives that will generally range from 1 to 33 years, subject to the completion of the purchase price allocation.

M.	Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets.

N.
The actual working capital adjustment was determined at the Closing Date based on the assumed current assets (excluding cash and cash equivalents) less current liabilities (excluding debt and related accrued interest), as defined in the Stock Purchase Agreement.